Exhibit 10.28

ADDENDUM

THIS ADDENDUM (the “Addendum”) to the Compensation Protection Agreement between CDW LLC, an Illinois limited liability company (the “Company”), and Thomas Richards (the “Executive”) entered into on March 10, 2010 and effective as of January 1, 2010 (the “Agreement”) is entered into on March 10, 2010 and effective as of January 1, 2010 and constitutes an amendment to the Agreement as provided herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement, as amended by this Addendum.

1. Position. Effective September 21, 2009 (the “Effective Date”), Executive shall be employed by the Company as its President and Chief Operating Officer, reporting to the Company’s Chairman and Chief Executive Officer. In this position, Executive will be an officer of the Company and a member of the Company’s Executive Committee, with responsibility for the Sales, Advanced Technology Services, Marketing, Ecommerce and Product and Partner Management functions. If and at such time as Executive is appointed Chief Executive Officer of the Company, Executive also shall be elected to the Board of Directors of the Company (the “Board”).

2. Base Salary. Executive’s initial annual base salary shall be $700,000. Executive’s base salary will be reviewed annually by the Compensation Committee of the Board or the full Board as part of Executive’s annual performance review.

3. Bonus Target. Executive’s initial annual bonus target under the Company’s Senior Management Incentive Plan (or any successor bonus plan) effective January 1, 2010 shall be $1,050,000. Executive shall not be eligible to participate in the Company’s Senior Management Incentive Plan in 2009. Executive’s annual bonus target will be reviewed annually by the Compensation Committee of the Board or the full Board as part of Executive’s annual performance review.

4. Long-Term Incentive Compensation. Executive will be required to make an investment in the Company in the amount of $1,000,000 on or after the date on which Executive receives the Sign-On Bonus. Executive’s investment will be in the form of equity in the Company or its affiliates, if available, or otherwise in another form as determined by the Company, such as the Company’s senior bridge debt, in any event at the then fair value.

5. Definitions.

(a) The definition of Good Reason as set forth in Section 1(i) of the Agreement shall be amended to add the following two subsections at the end thereof:

(v) the Executive is not appointed Chief Executive Officer of the Company on or prior to December 31, 2011; or (vi) the Company is acquired by an existing, operating business on or prior to December 31, 2011, the Company continues to operate as a subsidiary or division of such larger business entity.

(b) The definition of Severance Period as set forth in Section 1(n) of the Agreement shall be amended in its entirety to the following:

“Severance Period” means the period commencing on the Date of Termination and ending on the second anniversary of the Date of Termination; provided however, that solely in the event of a resignation by the Executive for Good Reason as set forth in subsection (vi) of the definition of Good Reason, “Severance Period” means the period commencing on the Date of Termination and ending on the date that is 3 years after the Date of Termination.

6. Medical Plan Access.

(a) In the event Executive’s employment with the Company terminates for any reason other than a termination by the Company for Cause, each of Executive and Executive’s spouse will have continued access to participate in the Company’s medical plan until such time as an event described in Section 7(b) occurs, with the full cost for such plan access (currently equivalent to the applicable COBRA premiums, but subject to change), including any applicable taxes, to be paid by Executive. The additional medical plan access described herein will not apply until after the expiration of any benefit continuation period applicable under the Agreement and the exhaustion of the full COBRA continuation coverage period.

(b) The medical plan access set forth in this Section 7 will cease on the last day of the month of the earliest to occur of the following: (1) each of the Executive and the Executive’s spouse become eligible for Medicare (or a successor thereto); (2) Executive becomes eligible to participate in a subsequent employer’s medical plan; (3) Executive’s material violation of any agreement between Executive and the Company (or its parent or subsidiary companies) with respect to noncompetition, nonsolicitation, confidentiality or protection of trade secrets; (4) Executive ceases to timely pay premiums after notice and a 30 day cure period; (5) Executive expressly waives coverage in writing; (6) the Company no longer offers a medical plan to any of its coworkers; or (7) the Company cannot offer the medical plan access set forth in this Section 7 due to a change in applicable law.

7. Other Benefits.

(a) The Company waives the service necessary to start accruing vacation at the rate of five weeks per year.

(b) The Company will reimburse Executive for COBRA coverage for 30 days after the Effective Date should Executive require COBRA coverage prior to eligibility to participate in the Company’s medical plan.

(c) Executive shall be eligible for short-term disability and long-term disability coverage after 30 days of employment and short-term disability will be paid at a rate of 70% for up to 13 weeks.

8. Agreement. This Addendum shall be incorporated into the Agreement and be considered an amendment thereof; provided, however, if there is a conflict between the terms of this Addendum and the Agreement not taking into account this Addendum, the terms and provisions of this Addendum shall control to the extent necessary to eliminate such conflict. Nothing in this Addendum shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries or any of their respective Affiliates.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed by a duly authorized officer of the Company and the Executive has executed this Addendum effective as of January 1, 2010.

CDW LLC

By:	/S/ JOHN A. EDWARDSON
John A. Edwardson
Chairman and Chief Executive Officer

EXECUTIVE

/S/ THOMAS E. RICHARDS
Thomas E. Richards

Signature Page to Addendum